Exhibit 99.1

Expedia Group Reports Second Quarter 2020 Results
SEATTLE, WA – July 30, 2020 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the second quarter ended June 30, 2020.

“The second quarter of 2020 represented likely the worst quarter the travel industry has seen in modern history and Expedia was of course not spared. However, after the bottom of the trough in April, we saw consistent improvement in gross bookings through May and June with cancellations moderating. It is clear though that it will be a bumpy and inconsistent recovery with virus numbers being volatile around the globe and country and region restrictions changing all the time.” said Vice Chairman and CEO, Peter Kern. “We cannot control these short term changes in demand, so we are instead focused on our needed long term strategic work. By reshaping and simplifying our organization we have put ourselves in position to optimize our brands, our data, and our platform technologies. These changes have also allowed us to streamline our business as we look to drive significant efficiency across the company. Thanks to the tremendous efforts of our team, I am confident we are on track to come out of the pandemic in a much better place.”

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q2 2020	Q2 2019	Δ Y/Y
Room night growth	(81)%	12%	NM
Gross bookings	$2,713	$28,292	(90)%
Revenue	566	3,153	(82)%
Operating income (loss)	(849)	265	NM
Net income (loss) attributable to Expedia Group common stockholders	(753)	183	NM
Diluted earnings (loss) per share	$(5.34)	$1.21	NM
Adjusted EBITDA(2)	(436)	568	NM
Adjusted net income (loss)(2)	(577)	276	NM
Adjusted EPS(2)	$(4.09)	$1.77	NM
Free cash flow(2)	(2,052)	839	NM

(1)All comparisons are against comparable period of 2019 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-18 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™. Results include the related international points of sale for all brands and the immaterial impact of

Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Revenue
	Second Quarter
	2020	2019	Δ%
Retail	$463	$2,333	(80)%
B2B	68	657	(90)%
Corporate (Bodybuilding.com)	20	—	NM
Expedia Group (excluding trivago)	$551	$2,990	(82)%
trivago	18	251	(93)%
Intercompany eliminations	(3)	(88)	(97)%
Total	$566	$3,153	(82)%

For the second quarter of 2020, total gross bookings decreased 90%. In April, as COVID-19 spread globally, cancellations exceeded new bookings, and as a result, total gross bookings were negative for the month. Subsequently, as the virus was contained to varying degrees in certain countries and certain travel restrictions were lifted, the decline in new bookings slowed and cancellation rates moderated. Total gross bookings turned positive in May and the year over year decline moderated further in June, led by growth at Vrbo, Expedia Group's alternative accommodation business.
For the second quarter of 2020, total revenue decreased 82%. In the second quarter, revenue declined significantly year over year in both April and May, and the decline moderated in June due to the improved trends in the lodging business.

Product & Services Detail - Second Quarter 2020
As a percentage of total worldwide revenue in the second quarter of 2020, lodging accounted for 86%, advertising and media accounted for 4% and all other revenues accounted for 22%, while air was a 12% detriment to revenue.
Lodging revenue decreased 78% in the second quarter of 2020 on an 81% decrease in room nights stayed, partly offset by a 15% increase in revenue per room night. Revenue per room night benefited from an increase in the percentage of room nights contributed by Vrbo, which has a higher revenue per room night than the rest of our lodging business, and recognition of certain revenue related to stays in prior periods.
Air revenue, which is recognized when booked net of an estimate of cancellations, was negative in the second quarter of 2020 due to several revenue offsets that exceeded new booked revenue in the quarter. The negative impacts to revenue included significantly elevated cancellations, which were higher than estimated cancellations of previous period bookings, higher than previously anticipated cash refunds to customers for certain cancellations, as well as a reduction to previously estimated and recognized volume-based revenues due to lower ticket volumes. Air tickets sold declined 85% in the second quarter, reflecting the adverse impact of COVID-19 on demand for air travel.
Advertising and media revenue decreased 91% in the second quarter of 2020 due to declines at trivago and Expedia Group Media Solutions. Other revenue decreased 72% in the second quarter of 2020. The decline in Other revenue was more modest than the decrease in total revenue mainly due to inorganic impact related to an acquisition.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Second Quarter			Second Quarter
	2020	2019	Δ%	2020	2019	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$389	$500	(22)%	68.8%	15.9%	5,289
Selling and marketing	296	1,643	(82)%	52.2%	52.1%	9
Technology and content	255	304	(16)%	45.2%	9.6%	3,555
General and administrative	152	205	(26)%	26.8%	6.5%	2,032
Total GAAP costs and expenses	$1,092	$2,652	(59)%	193.0%	84.1%	10,885

Adjusted Expenses - Expedia Group
Cost of revenue*	$386	$497	(22)%	68.2%	15.8%	5,244
Selling and marketing*	283	1,631	(83)%	50.0%	51.7%	(179)
Technology and content*	237	285	(16)%	42.0%	9.0%	3,305
General and administrative*	132	180	(27)%	23.2%	5.7%	1,749
Total adjusted costs and expenses	$1,038	$2,593	(60)%	183.4%	82.2%	10,119

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$386	$495	(22)%	70.0%	16.5%	5,344
Selling and marketing*	275	1,517	(82)%	49.7%	50.7%	(102)
Technology and content*	224	269	(16)%	40.8%	8.9%	3,183
General and administrative*	124	170	(27)%	22.4%	5.7%	1,670
Total adjusted costs and expenses excluding trivago	$1,009	$2,451	(59)%	182.9%	81.9%	10,094
*Adjusted expenses are non-GAAP measures. See pages 12-18 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•
For the second quarter of 2020, both total GAAP and adjusted cost of revenue decreased 22% compared to the second quarter of 2019, primarily due to a decline in merchant fees resulting from lower transaction volumes and a decrease in personnel costs, partly offset by inorganic impact related to an acquisition and an increase in bad debt reserves related to future collection risk from the impact of COVID-19.

Selling and Marketing

•
For the second quarter of 2020, GAAP and adjusted total selling and marketing expense decreased 82% and 83%, respectively, compared to the second quarter of 2019, primarily due to a $1.29 billion decrease in direct costs, driven by a significant reduction in marketing spend related to the impact on travel demand from COVID-19. Indirect costs, which represented 68% of total GAAP selling and marketing costs and 67% of total adjusted selling and marketing expense in the second quarter of 2020 compared to 16% and 15%, respectively, in the second quarter of 2019, declined 23% and 24%, respectively, on a GAAP and adjusted basis in the second quarter of 2020 due to lower personnel costs.

Technology and Content

•	For the second quarter of 2020, both total GAAP and adjusted technology and content expense decreased 16%, compared to the second quarter of 2019, primarily reflecting lower personnel costs.
General and Administrative

•
For the second quarter of 2020, total GAAP and adjusted general and administrative expense decreased 26% and 27%, respectively, compared to the prior year, mainly due to a decrease in personnel costs and professional fees.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Second Quarter
	2020	2019	Δ%
Retail	$(203)	$548	NM
B2B	(128)	130	NM
Unallocated overhead costs	(89)	(130)	(31)%
Expedia Group (excluding trivago)	$(420)	$548	NM
trivago(1)	(16)	20	NM
Total Adjusted EBITDA	$(436)	$568	NM

Net income (loss) attributable to Expedia Group common stockholders(2)	$(753)	$183	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 12-18 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Depreciation and Amortization
Depreciation and amortization increased 2% in the second quarter of 2020. Depreciation related to our new headquarters and higher capitalized software and website development depreciation was mostly offset by lower datacenter depreciation and a decrease in amortization, which related to the completion of amortization related to certain intangible assets.
Impairment of Goodwill & Intangible Assets
Impairment charges of goodwill and intangible assets totaled $30 million in the second quarter of 2020 due to business simplification efforts in our Retail segment.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in late February 2020 to simplify our businesses and improve operational efficiencies, we recognized $53 million in restructuring and related reorganization charges in the second quarter of 2020. Restructuring and related reorganization charges were $4 million in the second quarter of 2019, primarily related to severance and benefits.
Interest and Other
Consolidated interest income decreased $14 million in the second quarter of 2020, compared to the second quarter of 2019. Consolidated interest expense increased $56 million in the second quarter of 2020, compared to the second quarter of 2019, due to the issuance of the $1.25 billion senior unsecured notes in September 2019, the $1.9 billion borrowed under the revolving credit facility, as well as the issuance of the $2 billion and $750 million senior unsecured notes in May 2020.
Consolidated other, net was a loss of $12 million in the second quarter of 2020, compared to a loss of $8 million in the second quarter of 2019. In the second quarter of 2020, consolidated other, net included an impairment charge on a minority equity investment, partly offset by mark-to-market gains on minority equity investments. The loss in the second quarter of 2019 was primarily due to mark-to-market losses on minority equity investments.

Income Taxes
The GAAP effective tax rate was 22% in the second quarter of 2020, compared to 20% in the second quarter of 2019. The change in the effective tax rate was primarily due to discrete tax benefits in the prior year period.

The effective tax rate on pretax adjusted net loss was 23% in the second quarter of 2020, largely in-line with 22% on pretax adjusted net income in the second quarter of 2019.

Preferred Stock Dividend
The preferred stock dividend was $17 million in the second quarter of 2020 for a partial quarter of dividends related to the preferred equity issued in May of 2020.

Balance Sheet, Cash Flows and Capitalization
For the three months ended June 30, 2020, consolidated net cash used in operating activities was $1.8 billion and consolidated free cash flow totaled negative $2.1 billion. Consolidated free cash flow decreased $2.9 billion in the second quarter of 2020 compared to the prior year period primarily due to a significant use of cash for working capital compared to a cash benefit from working capital in the prior year period, as well as a decline in adjusted EBITDA. The primary driver of the swing in working capital relates to the use of cash for deferred merchant bookings as refunds for cancelled bookings exceeded new bookings compared to an increase from deferred merchant bookings in the prior year period.

Cash, cash equivalents and short-term investments totaled $5.5 billion at June 30, 2020 compared to $4.1 billion at March 31, 2020. The increase was due to proceeds from the issuance of preferred equity and senior unsecured notes in May 2020, in part offset by the negative free cash flow. Restricted cash and cash equivalents, which primarily relates to traveler deposits for bookings made through Vrbo, increased to $1.3 billion at June 30, 2020 from $813 million at March 31, 2020 reflecting growth in bookings at Vrbo. Accounts receivable, net of reserves, totaled $1.0 billion at June 30, 2020. Prepaid expenses and other current assets, which include prepaid merchant bookings related to Vrbo and deposits with credit card acquirers to fund customer refunds not yet processed, was $1.0 billion at June 30, 2020. Deferred merchant bookings totaled $4.6 billion at June 30, 2020, which includes $790 million in deferred loyalty rewards, compared to $5.9 billion at March 31, 2020, which included a similar amount in deferred loyalty rewards.
Current maturities of long-term debt includes $750 million in 5.95% senior notes due in August 2020. As of June 30, 2020, long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $6.9 billion, excluding the $1.9 billion borrowed under the revolving credit facility. In May 2020, Expedia Group issued $2.0 billion of 2025 senior notes that bear interest at 6.25% and issued $750 million of 2025 senior notes that bear interest at 7.00%. The 7.00% notes have certain redemption provisions starting with the second anniversary of the issuance. Subsequently, in July 2020, Expedia Group issued $500 million of 2023 senior notes that bear interest at 3.60% and issued $750 million of 2027 senior notes that bear interest at 4.625%.

Expedia Group Recent Highlights

•
In July 2020, Expedia Group raised $500 million in 3-year unsecured senior notes and $750 million in 7-year unsecured senior notes, with the proceeds expected to redeem the Series A preferred stock after May 5, 2021 when the redemption premium declines. This transaction optimizes Expedia's capital structure by reducing its cost of capital and is expected to deliver attractive cost savings over time.

•
In June, Expedia announced the retirement of the HomeAway brand in the U.S., the most recent step in Expedia Group's strategy to streamline its portfolio of vacation rental brands globally, and focus its resources behind Vrbo as its primary global alternative accommodation brand.

•
In May, Expedia Group announced a $275 million commitment to aid hotel and destination marketing partners during the recovery from the unprecedented impact of COVID-19. The program includes $250 million in marketing credits and financial relief for participating hotel properties and a $25 million fund for destination partners, as well as access to proprietary data to help partners manage the dynamic demand environment. The program has been rolled out to partners in 80 countries thus far.

•
Egencia launched Expedia Group’s virtual agent in the U.S. and France to drive increased efficiency in customer service. Several functions typically handled by customer services agents such as accessing itineraries and confirmations and making cancellations can now be handled by the virtual agent.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenue	$566	$3,153	$2,775	$5,762
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	389	500	1,018	990
Selling and marketing (1)	296	1,643	1,506	3,164
Technology and content (1)	255	304	563	601
General and administrative (1)	152	205	339	389
Depreciation and amortization	232	228	461	456
Impairment of goodwill	20	—	785	—
Impairment of intangible assets	10	—	131	—
Legal reserves, occupancy tax and other	8	4	(13)	14
Restructuring and related reorganization charges	53	4	128	14
Operating income (loss)	(849)	265	(2,143)	134
Other income (expense):
Interest income	3	17	13	28
Interest expense	(95)	(39)	(145)	(80)
Other, net	(12)	(8)	(157)	12
Total other expense, net	(104)	(30)	(289)	(40)
Income (loss) before income taxes	(953)	235	(2,432)	94
Provision for income taxes	213	(48)	295	(7)
Net income (loss)	(740)	187	(2,137)	87
Net (income) loss attributable to non-controlling interests	4	(4)	100	(7)
Net income (loss) attributable to Expedia Group, Inc.	(736)	183	(2,037)	80
Preferred stock dividend	(17)	—	(17)	—
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$(753)	$183	$(2,054)	$80

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(5.34)	$1.23	$(14.57)	$0.54
Diluted	(5.34)	1.21	(14.57)	0.53
Shares used in computing earnings (loss) per share (000's):
Basic	141,072	149,049	140,947	148,468
Diluted	141,072	151,561	140,947	151,057

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$6	$6
Selling and marketing	13	12	25	23
Technology and content	18	19	38	38
General and administrative	20	25	40	48

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,053	$3,315
Restricted cash and cash equivalents	1,311	779
Short-term investments	422	526
Accounts receivable, net of allowance of $115 and $41	1,002	2,524
Income taxes receivable	107	70
Prepaid expenses and other current assets	1,049	521
Total current assets	8,944	7,735
Property and equipment, net	2,305	2,198
Operating lease right-of-use assets	626	611
Long-term investments and other assets	618	796
Deferred income taxes	482	145
Intangible assets, net	1,600	1,804
Goodwill	7,330	8,127
TOTAL ASSETS	$21,905	$21,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$531	$1,921
Accounts payable, other	518	906
Deferred merchant bookings	4,632	5,679
Deferred revenue	197	321
Income taxes payable	78	88
Accrued expenses and other current liabilities	1,166	1,050
Current maturities of long-term debt	750	749
Total current liabilities	7,872	10,714
Long-term debt, excluding current maturities	6,903	4,189
Revolving credit facility	1,900	—
Deferred income taxes	74	56
Operating lease liabilities	543	532
Other long-term liabilities	388	389
Commitments and contingencies
Series A Preferred Stock: $.001 par value, Authorized shares: 100,000; Shares issued and outstanding: 1,200 and 0	1,022	—
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 259,085 and 256,692; Shares outstanding: 135,691 and 137,076
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	13,300	12,978
Treasury stock - Common stock and Class B, at cost; Shares 130,670 and 126,893	(10,087)	(9,673)
Retained earnings (deficit)	(1,206)	879
Accumulated other comprehensive income (loss)	(273)	(217)
Total Expedia Group, Inc. stockholders’ equity	1,734	3,967
Non-redeemable non-controlling interests	1,469	1,569
Total stockholders’ equity	3,203	5,536
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,905	$21,416

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six months ended June 30,
	2020	2019
Operating activities:
Net income (loss)	$(2,137)	$87
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment, including internal-use software and website development	376	352
Amortization of intangible assets	85	104
Impairment of goodwill and intangible assets	916	—
Amortization of stock-based compensation	109	115
Deferred income taxes	(279)	(15)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	65	(13)
Realized gain on foreign currency forwards	(79)	(16)
(Gain) loss on minority equity investments, net	195	(12)
Provision for credit losses and other, net	119	(13)
Changes in operating assets and liabilities:
Accounts receivable	1,479	(742)
Prepaid expenses and other assets	(585)	(7)
Accounts payable, merchant	(1,389)	271
Accounts payable, other, accrued expenses and other liabilities	(244)	436
Tax payable/receivable, net	(82)	(143)
Deferred merchant bookings	(1,058)	2,726
Deferred revenue	(121)	157
Net cash provided by (used in) operating activities	(2,630)	3,287
Investing activities:
Capital expenditures, including internal-use software and website development	(493)	(573)
Purchases of investments	(685)	(636)
Sales and maturities of investments	761	27
Other, net	76	16
Net cash provided by (used in) investing activities	(341)	(1,166)
Financing activities:
Revolving credit facility borrowings	1,900	—
Proceeds from issuance of long-term debt, net of issuance costs	2,714	—
Net proceeds from issuance of preferred stock and warrants	1,132	—
Purchases of treasury stock	(414)	(29)
Payment of dividends to common stockholders	(48)	(95)
Payment of preferred stock dividends	(17)	—
Proceeds from exercise of equity awards and employee stock purchase plan	96	156
Other, net	(30)	2
Net cash provided by financing activities	5,333	34
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(93)	20
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,269	2,175
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	4,097	2,705
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$6,366	$4,880
Supplemental cash flow information
Cash paid for interest	$118	$87
Income tax payments, net	63	157

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2018		2019				2020		Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross bookings by business model
Agency	$13,663	$12,602	$17,352	$16,112	$14,585	$11,956	$9,823	$1,363	(92)%
Merchant	11,013	9,355	12,057	12,180	12,342	11,289	8,062	1,350	(89)%
Total	$24,676	$21,957	$29,409	$28,292	$26,927	$23,245	$17,885	$2,713	(90)%

Revenue by segment
Retail	$2,481	$1,892	$1,901	$2,333	$2,613	$1,961	$1,582	$463	(80)%
B2B	595	547	556	657	731	635	485	68	(90)%
Corporate (Bodybuilding.com)	—	—	—	—	24	34	39	20	NM
Expedia Group (excluding trivago)	$3,076	$2,439	$2,457	$2,990	$3,368	$2,630	$2,106	$551	(82)%
trivago	295	190	237	251	279	171	154	18	(93)%
Intercompany eliminations	(95)	(70)	(85)	(88)	(89)	(54)	(51)	(3)	(97)%
Total	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	$566	(82)%

Revenue by geography
Domestic	$1,792	$1,426	$1,476	$1,838	$1,982	$1,573	$1,317	$463	(75)%
International	1,484	1,133	1,133	1,315	1,576	1,174	892	103	(92)%
Total	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	$566	(82)%

Revenue by business model
Agency	$1,128	$825	$842	$1,047	$1,177	$816	$562	$105	(90)%
Merchant	1,770	1,429	1,435	1,758	1,980	1,590	1,340	368	(79)%
Advertising & media and other	378	305	332	348	401	341	307	93	(73)%
Total	$3,276	$2,559	$2,609	$3,153	$3,558	$2,747	$2,209	$566	(82)%

Adjusted EBITDA by segment
Retail	$874	$485	$195	$548	$876	$502	$22	$(203)	NM
B2B	123	82	72	130	149	96	26	(128)	NM
Unallocated overhead costs	(116)	(129)	(115)	(130)	(125)	(149)	(123)	(89)	(31)%
Expedia Group (excluding trivago)	$881	$438	$152	$548	$900	$449	$(75)	$(420)	NM
trivago	31	33	24	20	12	29	(1)	(16)	NM
Total	$912	$471	$176	$568	$912	$478	$(76)	$(436)	NM

Net income (loss) attributable to Expedia Group common stockholders	$525	$17	$(103)	$183	$409	$76	$(1,301)	(753)	NM

Worldwide lodging (merchant & agency)
Room nights	105.3	82.8	80.8	100.1	116.5	91.6	69.4	19.2
Room night growth	13%	11%	9%	12%	11%	11%	(14)%	(81)%
ADR growth	4%	2%	(1)%	—%	(1)%	—%	2%	1%
Revenue per night growth	(1)%	(1)%	(2)%	1%	—%	(1)%	6%	15%
Lodging revenue growth	12%	10%	7%	12%	11%	9%	(9)%	(78)%

Worldwide air (merchant & agency)
Tickets sold growth	4%	10%	11%	10%	8%	—%	(26)%	(85)%
Airfare growth	4%	2%	(1)%	1%	—%	1%	(5)%	(35)%
Revenue per ticket growth	6%	7%	(7)%	(7)%	(10)%	(9)%	(41)%	NM
Air revenue growth	11%	18%	3%	2%	(3)%	(8)%	(56)%	NM

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•	Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, CruiseShipCenters, Classic Vacations and SilverRail Technologies, Inc.
B2B: The B2B segment is comprised of our Expedia Business Services organization including Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites, and Egencia, a full-service travel management company that provides travel services to businesses and their corporate customers.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;

(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

In the third quarter of 2019, we modified the presentation of our adjusted net income reconciliation to provide additional clarity regarding its tax-related components. Our presentation now includes a calculation of "adjusted income before income taxes" and then separately identifies and deducts the GAAP provision for income taxes and the non-GAAP provision for income taxes for adjustments, to arrive at a "total adjusted provision for income taxes." The adjusted income tax rate is the percentage of "adjusted income before income taxes" represented by this "total adjusted provision for income taxes." We believe separately presenting the total adjusted income tax rate allows our investors to better assess the differences between the GAAP and non-GAAP measures and the drivers of our adjusted results.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by GAAP dilutive shares. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations. Beginning with the second quarter of 2020, we prospectively began calculating Adjusted EPS using GAAP dilutive shares determined under the treasury stock method instead of our prior non-GAAP adjusted shares basis. This change does not have a material impact on period over period comparability.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended June 30, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating loss	$(375)	$(162)	$(19)	$(293)	$(849)
Realized gain (loss) on revenue hedges	36	—	—	—	36
Restructuring and related reorganization charges	—	—	—	53	53
Legal reserves, occupancy tax and other	—	—	—	8	8
Stock-based compensation	—	—	—	54	54
Impairment of goodwill	—	—	—	20	20
Impairment of intangible assets	—	—	—	10	10
Amortization of intangible assets	—	—	—	41	41
Depreciation	136	34	3	18	191
Adjusted EBITDA(1)	$(203)	$(128)	$(16)	$(89)	$(436)

	Three months ended June 30, 2019
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$417	$99	$17	$(268)	$265
Realized gain (loss) on revenue hedges	4	4	—	—	8
Restructuring and related reorganization charges	—	—	—	4	4
Legal reserves, occupancy tax and other	—	—	—	4	4
Stock-based compensation	—	—	—	59	59
Amortization of intangible assets	—	—	—	52	52
Depreciation	127	27	3	19	176
Adjusted EBITDA(1)	$548	$130	$20	$(130)	$568
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$(736)	$183	$(2,037)	$80
Net income (loss) attributable to non-controlling interests	(4)	4	(100)	7
Provision for income taxes	(213)	48	(295)	7
Total other expense, net	104	30	289	40
Operating income (loss)	(849)	265	(2,143)	134
Gain (loss) on revenue hedges related to revenue recognized	36	8	30	11
Restructuring and related reorganization charges	53	4	128	14
Legal reserves, occupancy tax and other	8	4	(13)	14
Stock-based compensation	54	59	109	115
Depreciation and amortization	232	228	461	456
Impairment of goodwill	20	—	785	—
Impairment of intangible assets	10	—	131	—
Adjusted EBITDA	$(436)	$568	$(512)	$744

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$(736)	$183	$(2,037)	$80
Less: Net (income) loss attributable to non-controlling interests	4	(4)	100	(7)
Less: Provision for income taxes	213	(48)	295	(7)
Income (loss) before income taxes	(953)	235	(2,432)	94
Amortization of intangible assets	41	52	85	104
Stock-based compensation	54	59	109	115
Legal reserves, occupancy tax and other	8	4	(13)	14
Restructuring and related reorganization charges	53	4	128	14
Impairment of goodwill	20	—	785	—
Impairment of intangible assets	10	—	131	—
Unrealized (gain) loss on revenue hedges	35	(1)	(23)	9
(Gain) loss on minority equity investments, net	7	10	195	(12)
Loss on sale of business	1	—	1	—
Release of a non-operating liability	—	—	—	(12)
Adjusted income (loss) before income taxes	(724)	363	(1,034)	326

GAAP Provision for income taxes	213	(48)	295	(7)
Provision for income taxes for adjustments	(48)	(33)	(80)	(72)
Total Adjusted provision for income taxes	165	(81)	215	(79)
Total Adjusted income tax rate	22.8%	22.3%	20.8%	24.0%

Non-controlling interests	(1)	(6)	1	(11)
Preferred stock dividend	(17)	—	(17)	—
Adjusted net income (loss) attributable to Expedia Group, Inc.	$(577)	$276	$(835)	$236

GAAP diluted weighted average shares outstanding (000's)	141,072	151,561	140,947	151,057
Additional dilutive securities (000's)	—	3,856	—	3,244
Adjusted weighted average shares outstanding (000's)	141,072	155,417	140,947	154,301

Diluted earnings (loss) per share	$(5.34)	$1.21	$(14.57)	$0.53
Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$(4.09)	$1.77	$(5.92)	$1.53

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) attributable to Expedia Group, Inc.	$(577)	$276	$(835)	$236
Less: Adjusted net income (loss) attributable to trivago	(13)	2	(20)	14
Adjusted net income (loss) excluding trivago	$(564)	$274	$(815)	$222

Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$(4.09)	$1.77	$(5.92)	$1.53
Less: Adjusted earnings (loss) per share attributable to trivago	(0.09)	0.01	(0.14)	0.09
Adjusted earnings (loss) per share excluding trivago	$(4.00)	$1.76	$(5.79)	$1.43

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In millions)
Net cash provided by (used in) operating activities	$(1,846)	$1,138	$(2,630)	$3,287

Headquarters capital expenditures	(34)	(110)	(113)	(189)
Non-headquarters capital expenditures	(172)	(189)	(380)	(384)
Less: Total capital expenditures	(206)	(299)	(493)	(573)

Free cash flow	$(2,052)	$839	$(3,123)	$2,714

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(In millions)
Cost of revenue	$389	$500	$1,018	$990
Less: stock-based compensation	3	3	6	6
Adjusted cost of revenue	$386	$497	$1,012	$984
Less: trivago cost of revenue(1)	—	2	8	4
Adjusted cost of revenue excluding trivago	$386	$495	$1,004	$980

Selling and marketing expense	$296	$1,643	$1,506	$3,164
Less: stock-based compensation	13	12	25	23
Adjusted selling and marketing expense	$283	$1,631	$1,481	$3,141
Less: trivago selling and marketing expense(1)(2)	8	114	81	213
Adjusted selling and marketing expense excluding trivago	$275	$1,517	$1,400	$2,928

Technology and content expense	$255	$304	$563	$601
Less: stock-based compensation	18	19	38	38
Adjusted technology and content expense	$237	$285	$525	$563
Less: trivago technology and content expense(1)	13	16	29	33
Adjusted technology and content expense excluding trivago	$224	$269	$496	$530

General and administrative expense	$152	$205	$339	$389
Less: stock-based compensation	20	25	40	48
Adjusted general and administrative expense	$132	$180	$299	$341
Less: trivago general and administrative expense(1)	8	10	17	20
Adjusted general and administrative expense excluding trivago	$124	$170	$282	$321
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss second quarter 2020 financial results and certain forward-looking information on Thursday, July 30, 2020 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, and are described in Exhibit 99.1 to the Form 8-K filed with the SEC on April 23, 2020, and subsequent filings, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of July 30, 2020. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.
© 2020 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com